Exhibit 99.1

28405 Van Dyke Avenue Warren, Michigan 48093 www.AssetAcceptance.com

Contact:

Victoria Sivrais

FD

312-553-6715 / victoria.sivrais@fd.com

Asset Acceptance Capital Corp. Announces Additional Cost Reduction Actions

Warren, Mich., December 30, 2010 – Asset Acceptance Capital Corp. (NASDAQ: AACC), a leading purchaser and collector of charged-off consumer debt, today announced that it will be closing its Cleveland, Ohio collections office. Once substantially completed, the closing of the office is expected to reduce the Company’s operating expenses by approximately $3.0 million per year.

In connection with closing the Cleveland collections office, the Company will incur approximately $1.5 million, or $0.03 per fully diluted share after the effect of taxes, in restructuring charges during the fourth quarter 2010, which includes employee termination benefits, contract termination costs for the remaining lease payments on the Cleveland, Ohio office, accelerated depreciation and other exit costs. The employee termination benefits, contract termination costs and other exit costs will require an outlay of cash of approximately $1.4 million, while non-cash charges are estimated at $0.1 million.

The Company also announced that it will incur a charge of approximately $5.3 million, or $0.10 per fully diluted share after the effect of taxes, during the fourth quarter 2010 resulting from the termination for performance of a relationship with a third party service provider. The charge relates to a cash settlement payment to reimburse the third party for court costs incurred on the Company’s behalf that the third party would otherwise have recovered through commissions in future periods. The Company expects the action to provide operating expense savings of approximately $7.5 million in total over the next three years.

Rion Needs, President and CEO, Asset Acceptance Capital Corp. noted, “These actions reflect our continued efforts to further streamline our operations and aggressively align our cost structure to improve our competitive positioning and enhance shareholder value. Collection efforts previously housed in the Cleveland office will be transferred to other offices throughout our collections network. We anticipate that these actions will favorably impact overall profitability and productivity without sacrificing top-line collections.”

About Asset Acceptance Capital Corp.

For more than 45 years, Asset Acceptance has provided credit originators, such as credit card issuers, consumer finance companies, retail merchants, utilities and others an efficient alternative in recovering defaulted consumer debt. For more information, please visit www.AssetAcceptance.com.

Asset Acceptance Capital Corp. Safe Harbor Statement

This press release contains certain statements, including the Company’s plans and expectations regarding its operating strategies, charged-off receivables, collections and costs, which are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include reference to the Company’s presentations and webcasts. These forward-looking statements reflect the Company’s views, expectations and beliefs at the time such statements were made with respect to such matters, as well as the Company’s future plans, objectives, events, portfolio purchases and pricing, collections and financial results such as revenues, expenses, income, earnings per share, capital expenditures, operating margins, financial position, expected results of operations and other financial items. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Risk Factors”) that make the timing, extent, likelihood and degree of occurrence of these matters difficult to predict. Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “could,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and outcomes to differ materially from those described in the forward-looking statements. These Risk Factors include the Risk Factors discussed under “Item 1A Risk Factors” in the Company’s most recently filed Annual Report on Form 10-K and in other SEC filings, in each case under a section titled “Risk Factors” or similar headings and those discussions regarding risk factors as well as the discussion of forward-looking statements in such sections are incorporated herein by reference. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward-looking statements. Factors that could affect our results and cause them to materially differ from those contained in the forward-looking statements include the following:

•	instability in the financial markets and a prolonged economic recession limiting our ability to access capital and to acquire and collect on charged-off receivable portfolios;

•	our ability to maintain existing, and to secure additional financing on acceptable terms;

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a decrease in collections if changes in or enforcement of debt collection laws impair our ability to collect, including any unknown ramifications from the recently passed Dodd-Frank Wall Street Reform and Consumer Protection Act;

•	failure to comply with government regulation, including our ability to successfully conclude the on-going FTC matter;

•	our ability to purchase charged-off receivable portfolios on acceptable terms and in sufficient amounts;

•	a decrease in collections as a result of negative attention or news regarding the debt collection industry and debtors’ willingness to pay the debt we acquire;

•	the costs, uncertainties and other effects of legal and administrative proceedings impacting our ability to collect on judgments in our favor;

•	ongoing risks of litigation in our litigious industry, including individual and class actions under consumer credit, collections and other laws;

•	our ability to substantiate our application of tax rules against examinations and challenges made by tax authorities;

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our ability to make reasonable estimates of the timing and amount of future cash receipts and values and assumptions underlying the calculation of the net impairment charges for purposes of recording purchased receivable revenues;

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our ability to respond to changes in technology to remain competitive, including our ability to successfully complete the conversion of our legacy debt collection platform to a different software system;

•	our ability to successfully hire, train, integrate into our collections operations and retain in-house account representatives;

•	our ability to successfully seek opportunities to diversify beyond collecting on our purchased receivables portfolios;

•	our ability to acquire and to collect on charged-off receivable portfolios in industries in which we have little or no experience;

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any significant and unanticipated changes in circumstances leading to goodwill impairment or other impairment of intangible asset, which, in turn, could adversely impact earnings and reduce our net worth; and

•	other unanticipated events and conditions that may hinder our ability to compete.

Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company expressly disclaims any obligation to update, amend or clarify forward-looking statements.

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